SCHEDULE 14A
(RULE 14a-101)
Information Required in Proxy Statement

_________________

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

_________________

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Garrison Capital Inc.

(Name of Registrant as Specified in its Charter)

____________________________________

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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GARRISON CAPITAL INC.
1290 Avenue of the Americas, Suite 914
New York, New York 10104

July 12, 2018

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Garrison Capital Inc. (the “Company”) to be held on August 14, 2018 at 10:00 a.m., Eastern Time, at the offices of Garrison Investment Group LP, located at 1290 Avenue of the Americas, Suite 914, New York, New York.

The proxy statement provides an outline of the business to be conducted at the Special Meeting. At the Special Meeting, you will be asked to approve the application of the reduced asset coverage requirements in Section 61(a)(2) of the Investment Company Act of 1940, as amended, to the Company, which would permit the Company to double the maximum amount of leverage that it is permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150% (without giving effect to any exemptive relief with respect to SBIC debentures).  The Board of Directors unanimously recommends a vote “FOR” the approval of the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Company, which would permit the Company to double the maximum amount of leverage that it is permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150% (without giving effect to any exemptive relief with respect to SBIC debentures).

It is very important that your shares be represented at the Special Meeting. Even if you plan to attend the Special Meeting in person, I urge you to follow the instructions on the enclosed proxy card and vote via the Internet or telephone or by signing, dating and returning the proxy card in the postage-paid envelope provided. Management encourages you to vote via the Internet, if possible, as it saves the Company significant time and processing costs. Your vote and participation in the governance of the Company are very important to management.

Sincerely yours,

/s/ Joseph Tansey

Joseph Tansey
Chief Executive Officer

GARRISON CAPITAL INC.
1290 Avenue of the Americas, Suite 914
New York, NY 10104
(212) 372-9590

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 14, 2018

Notice is hereby given to stockholders of Garrison Capital Inc. (the “Company”) that:

A Special Meeting of Stockholders (the “Special Meeting”) of the Company will be held at the offices of Garrison Investment Group LP, located at 1290 Avenue of the Americas, Suite 914, New York, New York, on August 14, 2018 at 10:00 a.m., Eastern Time.  At the Special Meeting, stockholders of the Company will consider and vote on a proposal to approve the application of the reduced asset coverage requirements in Section 61(a)(2) of the Investment Company Act of 1940, as amended (the “1940 Act”), to the Company, which would reduce the asset coverage requirements applicable to the Company from 200% to 150%%, which would permit the Company to double the maximum amount of leverage that it is permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150% (without giving effect to any exemptive relief with respect to SBIC debentures). These reduced asset coverage requirements were enacted into law on March 23, 2018 in the Small Business Credit Availability Act (the “SBCAA”). The SBCAA, among other things, amended Section 61(a) of the 1940 Act to add a new Section 61(a)(2) that reduces the asset coverage requirements applicable to business development companies (“BDCs”) from 200% to 150%. Under these modified asset coverage requirements, a BDC will be able to incur additional leverage, as the asset coverage requirements for senior securities (leverage) applicable to the Company pursuant to Sections 18 and 61 of the 1940 Act will be reduced to 150% (equivalent to a 66-2/3% debt-to-total capital ratio) from 200% (equivalent to a 50% debt-to-total capital ratio).

If this proposal is approved by stockholders, the Company and its investment adviser intend to modify the base management fee payable under the fourth amended and restated investment advisory agreement between the Company and the investment adviser to an annual rate of 1.50% of the Company's average gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, at the end of each of the two most recently completed calendar quarters; provided, however, the base management fee will be calculated at an annual rate of 1.00% of the average value of the Company’s gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, that exceeds the product of (i) 200% and (ii) the Company’s average net assets at the end of each of the two most recently completed calendar quarters. Total base management fees, however, will increase if this proposal is approved and the Company incurs additional leverage.

If this proposal is not approved by stockholders, the Company will continue to operate within the 200% asset coverage requirements until March 28, 2019 (the one year anniversary of the approval of the application of the modified asset coverage requirements to the Company by its board of directors). Until such time, the Company would continue to operate in accordance with its current investment strategy.

You have the right to receive notice of, and to vote at, the Special Meeting if you were a stockholder of record at the close of business on July 3, 2018.

Your vote is extremely important to the Company. If you are unable to attend the Special Meeting, the Company encourages you to vote your proxy on the Internet by following the instructions provided on the enclosed proxy card and vote via the Internet or telephone or by signing, dating and returning the proxy card in the postage-paid envelope provided. In the event there are not sufficient votes for a quorum or to approve the proposal at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE APPLICATION OF THE REDUCED ASSET COVERAGE REQUIREMENTS IN SECTION 61(A)(2) OF THE 1940 ACT TO THE COMPANY, WHICH WOULD PERMIT THE COMPANY TO DOUBLE THE MAXIMUM AMOUNT OF LEVERAGE THAT IT IS PERMITTED TO INCUR BY REDUCING THE ASSET COVERAGE REQUIREMENT APPLICABLE TO THE COMPANY FROM 200% TO 150% (WITHOUT GIVING EFFECT TO ANY EXEMPTIVE RELIEF WITH RESPECT TO SBIC DEBENTURES).

By Order of the Board of Directors,

/s/ Kaitlin Betancourt
Kaitlin Betancourt
Secretary

New York, New York
July 12, 2018

This is an important meeting. To ensure proper representation at the Special Meeting, please follow the instructions on the enclosed proxy card and vote via the Internet or telephone or by signing, dating and returning the proxy card in the postage-paid envelope provided. Even if you vote your shares prior to the Special Meeting, you still may attend the Special Meeting and vote your shares in person if you wish to change your vote.

GARRISON CAPITAL INC.
1290 Avenue of the Americas, Suite 914
New York, NY 10104
(212) 372-9590

PROXY STATEMENT
For
Special Meeting of Stockholders
To Be Held on August 14, 2018

This document will give you the information you need to vote on the proposal listed on the accompanying Notice of Special Meeting of Stockholders (“Notice of Special Meeting”). Much of the information in this proxy statement (“Proxy Statement”) is required under rules of the Securities and Exchange Commission (“SEC”), and some of it is technical in nature. If there is anything you do not understand, please contact Garrison Capital Inc. (the “Company”) at (212) 372-9590.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at a Special Meeting of Stockholders (the “Special Meeting”) to be held on Tuesday, August 14, 2018 at 10:00 a.m., Eastern Time, at the offices of Garrison Investment Group LP (“Garrison Investment Group”), located at 1290 Avenue of the Americas, Suite 914, New York, New York, and at any postponements or adjournments thereof. This Proxy Statement is being sent to stockholders (“Stockholders”) of the Company of record as of July 3, 2018 (the “Record Date”) on or about July 12, 2018.

Please follow the voting instructions on the enclosed proxy card and vote via the Internet or telephone or by signing, dating and returning the proxy card in the postage-paid envelope provided. Voting via the Internet or telephone requires Stockholders to input the control number, which is provided with the enclosed proxy card. If you vote using the Internet, after visiting www.proxyvote.com and inputting your control number, you will be prompted to provide your voting instructions. Stockholders will have an opportunity to review their voting instructions and make any necessary changes before submitting their voting instructions and terminating their Internet link. Stockholders that vote via the Internet, in addition to confirming their voting instructions prior to submission, will, upon request, receive an e-mail confirming their instructions.

If a Stockholder wishes to participate in the Special Meeting but does not wish to give a proxy by the Internet, the Stockholder may (1) attend the Special Meeting in person, (2) request and submit a proxy card or (3) vote by telephone by following the instructions on the enclosed proxy card.

Any proxy authorized pursuant to this solicitation may be revoked by the person giving the proxy at any time before it is exercised (1) by submitting new voting instructions via the Internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy card and returning it, by mail, in time to be received before the Special Meeting, (2) by attending the Special Meeting and voting in person or (3) by a notice, provided in writing and signed by the Stockholder, delivered to the Company’s Secretary on any business day before the date of the Special Meeting.

Purpose of the Special Meeting

At the Special Meeting, Stockholders of the Company will be asked to vote on the following proposal (the “Proposal”): to approve the application of the reduced asset coverage requirements in Section 61(a)(2) of the Investment Company Act of 1940, as amended (the “1940 Act”), to the Company, which would permit the Company to double the maximum amount of leverage that it is permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150% (without giving effect to any exemptive relief with respect to small business investment company (“SBIC”) debentures).

If the Proposal is approved by Stockholders, the Company and Garrison Capital Advisers LLC (the “Investment Adviser”) intend to modify the base management fee payable under the fourth amended and restated investment advisory agreement between the Company and Garrison Capital Advisers (the “Investment Advisory Agreement”) from (a) an annual rate of 1.50% of the Company’s average gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, at the end of each of the two most recently completed calendar quarters to (b) an annual rate of 1.50% of the Company’s average gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, at the end of each of the two most recently completed calendar quarters; provided, however, the base management fee will be calculated at an annual rate of 1.00% of the average value of the Company’s gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, that exceeds the product of (i) 200% and (ii) the Company’s average net assets at the end of each of the two most recently completed calendar quarters. Total base management fees, however, will increase if this Proposal is approved and the Company incurs additional leverage.

Voting Securities

You may vote your shares at the Special Meeting only if you were a Stockholder of record at the close of business on the Record Date. There were 16,049,352 shares of the Company’s common stock (the “Common Stock”) outstanding on the Record Date. Each share of Common Stock is entitled to one vote.

Quorum Required

A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. If there are not enough votes present for a quorum, the chairman of the Special Meeting will have the power to adjourn the Special Meeting to permit the further solicitation of proxies.

Abstentions. Abstentions will be treated as shares present for purposes of determining whether a quorum is present.

Broker Non-Votes. Shares held by a broker or other nominee for which the nominee has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares on non-routine proposals (which are considered “broker non-votes” with respect to such proposals) will not be treated as shares present for purposes of determining whether a quorum is present.

Votes Required

The Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting in person or by proxy.

Abstentions. With respect to approval of the Proposal, abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on the Proposal.

Broker Non-Votes. The Proposal is a non-routine matter. As a result, if you hold shares in “street name” through a broker, bank or other nominee, your broker, bank or nominee will not be permitted to exercise voting discretion with respect to Proposal at the Special Meeting and the shares will not be treated as present for quorum purposes. Therefore, if you do not vote and you do not give your broker or other nominee specific instructions on how to vote for you, then your broker cannot vote with respect to the Proposal and the shares will not be treated as present for quorum purposes.

Adjournment and Additional Solicitation

If there appears not to be enough votes to approve the Proposal at the Special Meeting, the chairman of the Special Meeting will have the power to adjourn the Special Meeting to permit the further solicitation of proxies.

Appraisal Rights

Stockholders who vote against the Proposal will not have appraisal or other similar rights.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Special Meeting, including the cost of mailing this Proxy Statement and the accompanying proxy card. The Company intends to use the services of Broadridge Financial Solutions, Inc., a leading provider of investor communications solutions, to aid in the distribution and collection of proxy votes. The Company expects to pay market rates for such services. The Company reimburses brokers, trustees, fiduciaries and other institutions for their reasonable expenses in forwarding proxy materials to the beneficial owners and soliciting them to execute proxies.

In addition to the solicitation of proxies by use of the Internet, proxies may be solicited in person and/or by telephone, mail or facsimile transmission by directors or officers of the Company, officers or employees of Garrison Capital Advisers LLC, Garrison Capital Administrator LLC, the Company’s administrator (“Garrison Capital Administrator”), and/or by a retained solicitor. No additional compensation will be paid to such directors, officers or regular employees for such services. If the Company retains a solicitor, the Company has estimated that it would pay approximately $10,000 for such services. If the Company engages a solicitor, you could be contacted by telephone on behalf of the Company and urged to vote. The solicitor will not attempt to influence how you vote your shares but will ask that you take the time to cast a vote. You may also be asked if you would like to vote over the telephone and to have your vote transmitted to the Company’s proxy tabulation firm.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, to the Company’s knowledge, there are no persons who would be deemed to “control” the Company, as such term is defined in the 1940 Act.

The following table sets forth, as of the Record Date, certain ownership information with respect to the Common Stock for those persons who directly or indirectly own, control or hold with the power to vote, five percent or more of the Company’s outstanding Common Stock and all officers and directors, individually and as a group.

Name and address (1)	Type of ownership	Shares owned	Percentage of outstanding Common Stock
Corbin Capital Partners, L.P. and affiliates (2)	Record/Beneficial	1,731,305	10.8%
Caxton Corporation (3)	Beneficial	1,089,834	6.8%
RiverNorth Capital Management, LLC (4)	Beneficial	1,060,624	6.6%
Joseph Tansey (5)	Record/Beneficial	925,906	5.8%
Brian Chase (6)	Record/Beneficial	71,035	*
Cecil Martin (7)	Record/Beneficial	6,000	*
Joseph Morea (8)	Beneficial	4,500	*
Matthew Westwood (9)	Record/Beneficial	15,413	*
All executive officers and directors as a group (5 persons)	Record/Beneficial	1,022,854	6.4%

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(1)	The business address for each officer and director is c/o Garrison Investment Group, 1290 Avenue of the Americas, Suite 914, New York, New York 10104.
(2)

The address for Corbin Capital Partners, L.P. and its affiliates is 590 Madison Avenue, 31st Floor, New York, New York 10022. The number of shares beneficially owned is based on a Schedule 13G filed by Corbin Capital Partners, L.P. on January 31, 2018, which Schedule 13G reflects shared voting power over 1,731,305 shares by each of Corbin Capital Partners, L.P., Corbin Capital Partners Group, LLC and, with respect to 1,232,220 of the shares, Corbin Opportunity Fund, L.P.

(3)

Bruce S. Kovner is the Chairman and sole shareholder of Caxton Corporation, and as such beneficially owns the 1,089,834 shares owned by Caxton Corporation. The address for Caxton Corporation and Bruce S. Kovner is 731 Alexander Road, Bldg. 2, Suite 500, Princeton, New Jersey 08540. The number of shares beneficially owned by Caxton Corporation is based on a Schedule 13G filed by Caxton Corporation on February 14, 2018, which Schedule 13G reflects shared voting power over 1,089,834 shares by each of Caxton Corporation and Bruce S. Kovner.

(4)

The address for RiverNorth Capital Management, LLC is 325 N. LaSalle Street, Suite 645, Chicago, Illinois 60654-7030. The number of shares beneficially owned by RiverNorth Capital Management, LLC is based on a Schedule 13G filed by RiverNorth Capital Management, LLC on February 14, 2018, which Schedule 13G reflects sole voting power over 1,060,624 shares by RiverNorth Capital Management, LLC.

(5)

Mr. Tansey is a control person of Garrison Investment Group and its affiliates. The shares of Common Stock shown in the above table as being owned by him reflect the fact that, due to his control of such entities, he may be viewed as having investment power over the 266,931 and 455,777 shares of Common Stock owned of record by Garrison Capital Fairchild I Ltd. and Garrison Capital Fairchild II Ltd., respectively. In each case, all of the voting rights to such shares have been passed through to the ultimate limited partners or members, as the case may be. In addition, the shares of Common Stock shown in the above table as being owned by Mr. Tansey reflect the fact that, due to his control of such entities, he may be viewed as having investment and voting power over an aggregate of 67,202 shares owned of record by Garrison Capital Advisers Holdings MM LLC. Mr. Tansey additionally owns 135,996 shares directly. Mr. Tansey owns 2.1% of these shares of record and 100% of these shares beneficially.

(6)	Mr. Chase owns 4.2% of these shares of record and 100% of these shares beneficially.
(7)	Mr. Martin owns 5.0% of these shares of record and 100% of these shares beneficially.
(8)	Mr. Morea owns 100% of these shares beneficially.
(9)	Mr. Westwood owns 35.1% of these shares of record and 100% of these shares beneficially.
*	Less than 1 percent.

Dollar Range of Equity Securities Beneficially Owned by Directors

The following table sets forth the dollar range of the Company’s equity securities beneficially owned by each director as of the Record Date. The Company is not part of a “family of investment companies,” as that term is defined in Schedule 14A.

Name of Director	Dollar Range of Equity Securities in the Company(1)
Independent Directors
Cecil Martin	$50,001 – $100,000
Joseph Morea	$10,001 – $50,000
Matthew Westwood	Over $100,000
Interested Directors
Joseph Tansey	Over $100,000
Brian Chase	Over $100,000

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(1)	Dollar ranges are as follows: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; over $100,000.

PROPOSAL — APPROVAL OF APPLICATION OF REDUCED ASSET COVERAGE REQUIREMENTS TO THE COMPANY, WHICH WOULD PERMIT THE COMPANY TO DOUBLE THE MAXIMUM AMOUNT OF LEVERAGE THAT IT IS PERMITTED TO INCUR BY REDUCING THE ASSET COVERAGE REQUIREMENT APPLICABLE TO THE COMPANY FROM 200% TO 150% (WITHOUT GIVING EFFECT TO ANY EXEMPTIVE RELIEF WITH RESPECT TO SBIC DEBENTURES)

The Company is a closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act contains asset coverage requirements which limit the ability of BDCs to incur leverage, and a BDC is generally only allowed to borrow amounts by issuing debt securities or preferred stock (collectively referred to as “senior securities”) if its asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. For purposes of the 1940 Act, “asset coverage” means the ratio of (1) the total assets of a BDC, less all liabilities and indebtedness not represented by senior securities, to (2) the aggregate amount of senior securities representing indebtedness (plus, in the case of senior securities represented by preferred stock, the aggregate involuntary liquidation preference of such preferred stock).  The Company has received exemptive relief from the SEC to exclude from its asset coverage ratio the debentures of any SBIC subsidiary.

On March 23, 2018, the Small Business Credit Availability Act (the “SBCAA”) was enacted into law. The SBCAA, among other things, amended Section 61(a) of the 1940 Act to add a new Section 61(a)(2) that reduces the asset coverage requirements applicable to BDCs from 200% to 150%, which permits a BDC to increase the maximum amount of leverage that it is permitted to incur, so long as the BDC meets certain disclosure requirements and obtains certain approvals. Under these modified asset coverage requirements, a BDC will be able to incur additional leverage, as the asset coverage requirements for senior securities (leverage) applicable to the Company pursuant to Sections 18 and 61 of the 1940 Act will be reduced to 150% (equivalent to a 66-2/3% debt-to-total capital ratio) from 200% (equivalent to a 50% debt-to-total capital ratio). The reduced asset coverage requirement would permit a BDC to have a debt to equity ratio of a maximum of 2.0x (i.e. $2 of debt outstanding for each $1 of equity) as compared to a maximum of 1.0x (i.e. $1 of debt outstanding for each $1 of equity) under the 200% asset coverage requirement (without giving effect to any exemptive relief with respect to SBIC debentures). Effectiveness of the reduced asset coverage requirement to a BDC requires approval by either (1) a “required majority,” as defined in Section 57(o) of the 1940 Act, of such BDC’s board of directors with effectiveness one year after the date of such approval or (2) a majority of votes cast at a special or annual meeting of such BDC’s stockholders at which a quorum is present, which can be effective as soon as the day after such stockholder approval.

At a meeting of the Board held on March 28, 2018, the Board, including a “required majority” of the Company’s directors, as defined in Section 57(o) of the 1940 Act, approved the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act as being in the best interests of the Company and Stockholders, and, as a result, and subject to certain additional disclosure requirements as described below and provided such approval is not later rescinded, the reduced asset coverage requirements will apply to the Company effective as of March 28, 2019 (unless earlier approved at the Special Meeting, in which case additional leverage can be incurred on the first day after such approval).

In addition, the Board has determined that it is advisable and in the best interest of the Company and Stockholders that the reduced asset coverage requirements for senior securities in Section 61(a)(2) of the 1940 Act apply to the Company as soon as practicable. Therefore, the Board has decided to hold the Special Meeting to seek approval from Stockholders of the Proposal in an effort to accelerate the effectiveness of the reduced asset coverage requirements. If the Proposal is approved by Stockholders at the Special Meeting, the asset coverage required for the Company’s senior securities will be 150% rather than 200% commencing on the first day after such approval. If the Proposal is approved by Stockholders at the Special Meeting, the Company will be able to incur leverage up to 150% asset coverage requirements on the first day after such approval, rather than March 28, 2019. If the Proposal is not approved by Stockholders, the Company currently intends to continue to operate within the 200% asset coverage requirements in accordance with its current investment strategy until March 28, 2019.

Recommendation and Rationale; Risks

The Board unanimously recommends that Stockholders vote in favor of the Proposal and the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Company, which would permit the Company to double the maximum amount of leverage that it is permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150% (without giving effect to any exemptive relief with respect to SBIC debentures). In reaching its decision to recommend the Proposal, the Board, including all of the independent directors, considered the following factors related to the Proposal:

•	the Company’s investment strategy and focus on first lien senior secured loans;
•	the additional flexibility to manage the Company’s capital to seek to take advantage of attractive investment opportunities;
•	the potential impact (both positive and negative) on net investment income, return to Stockholders and net asset value;
•	the additional flexibility to make distributions required to maintain the Company’s tax status as a regulated investment company without violating the 1940 Act;
•	the impact on fees payable by the Company to Garrison Capital Advisers; and
•	the other considerations noted below.

Stockholders should also consider the effects that increased leverage could have on the Company, including the following:

•	Additional leverage may increase the Company’s exposure to risks associated with changes in interest rates;
•	Additional leverage could increase the risk in investing in the Company;
•

The Company will need to renegotiate its collateralized loan obligation or enter into a new leverage facility in order to double the amount of leverage the Company is permitted to incur at the 150% asset coverage requirements (without giving effect to any exemptive relief with respect to SBIC debentures); and

•

Because the base management fee payable to Garrison Capital Advisers is based on total assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, Garrison Capital Advisers may benefit when we incur additional leverage.

Investment strategy and focus on first lien senior secured loans

The Board noted that the Company primarily invests in first lien senior secured loans. As of March 31, 2018 and December 31, 2017, 97.2% and 98.2%, respectively, of the Company’s portfolio at fair value consisted of first lien senior secured loans. The Board observed that a portfolio primarily comprised of senior debt investments would be well-positioned to incur additional leverage because such investments are typically lower risk than investments that are more junior in the capital structure and that because of the Company’s exemptive relief with respect to SBIC debentures, as of March 31, 2018, the Company’s asset coverage was 178% as computed under generally accepted accounting principles as compared to 204% as computed under the 1940 Act. The Company’s investment strategy will not change if the Proposal is approved.

Flexibility to manage the Company’s capital to seek to take advantage of attractive investment opportunities

The Company believes that attractive investment opportunities can arise throughout credit and economic cycles and that it intends to deploy capital with a focus on long-term results. However, neither the Company nor Garrison Capital Advisers can predict when attractive opportunities may arise and such opportunities may arise at a time when (i) it may be disadvantageous, (ii) the Company is unable to raise additional equity due to the 1940 Act limitations on the issuance of Common Stock at prices below net asset value per share absent stockholder approval (which the Company does not currently have) or (iii) market conditions are not attractive for raising equity capital. The Board noted that if the Company is not able to (or chooses not to) access additional capital when attractive investment opportunities arise, its ability to continue to pay regular distributions to Stockholders could be adversely affected. Based on the Company’s balance sheet as of March 31, 2018, reducing the asset coverage requirements applicable to the Company to 150% would permit the Company to borrow up to approximately $185.2 million in additional capital. The ability to access this additional capital would provide enhanced flexibility to take advantage of attractive investment opportunities as they arise. The Board discussed various types of debt financing and noted that debt securitizations, were they to continue to be used by the Company, can provide advantages over other types of financing structures, such as a lower borrowing cost and a longer period during which the Company’s collateralized loan obligation subsidiary can continue to use principal proceeds from existing loans to purchase new loans. Additionally, the Company will need to renegotiate its collateralized loan obligation or enter into a new leverage facility in order to double the amount of leverage the Company is permitted to incur at the 150% asset coverage requirements (without giving effect to any exemptive relief with respect to SBIC debentures).  The Company may not be able to do so and it will incur costs to do so and the other terms of incremental leverage, such as interest rate, may not be as favorable to the Company as the current terms.

In addition, the Board noted that any increase in total assets available for investment would increase the assets available for investment in assets that are “non-qualifying assets” for purposes of Section 55 of the 1940 Act, thereby further increasing the likelihood that the Company could take advantage of attractive investment opportunities.

Potential impact on net investment income, return to Stockholders and net asset value

The Board considered the impact of additional leverage on the Company’s net investment income, noting that additional leverage could increase net investment income. Management finally noted that additional leverage may make it easier for Garrison Capital Advisers to earn an income-based incentive fee..  The Board also discussed that additional leverage could cause the Company’s net investment income to decline more sharply if the Company’s portfolio had more non-performing assets than it otherwise would have if the Company did not employ such additional leverage, for example, if spreads were to narrow or interest rates on the Company’s borrowings increased. In addition, any additional leverage incurred by the Company would increase its expenses, including interest expense or dividends and potential fees and costs related to entering into new debt securitizations or credit facilities. Increased expenses when combined with any decrease in the Company’s income would cause net income to decline more sharply than it would have had the Company not incurred additional leverage, which could negatively affect the Company’s ability to make Common Stock distributions or debt payments.

The following table is intended to assist stockholders in understanding the effect of leverage on returns from an investment in the Common Stock assuming that the Company employs leverage such that its asset coverage equals (1) the Company’s actual asset coverage as of March 31, 2018 (204%), (2) 200% (excluding the Company’s SBIC debentures as permitted by the Company’s exemptive relief) and (3) 150% at various annual returns, net of expenses, as of March 31, 2018. The assumed returns on the Company’s portfolio are required by regulation to assist investors in understanding the effects of leverage and is not a prediction of, and does not represent, the Company’s projected or actual performance. The calculations in the table below are hypothetical and actual returns may be higher or lower than those appearing in the table below.

Assumed Return on Portfolio (Net of Expenses)	-10.00%	-5.00%	0.00%	5.00%	10.00%
Corresponding net return to Stockholders assuming actual asset coverage as of March 31, 2018 (204% asset coverage)(1)	-28.66%	-17.25%	-5.83%	5.58%	17.00%
Corresponding return to Stockholders assuming 200% asset coverage(2)	-29.40%	-17.69%	-5.99%	5.71%	17.42%
Corresponding return to Stockholders assuming 150% asset coverage(3)	-43.76%	-27.06%	-10.36%	6.35%	23.05%

___________

(1)

Assumes $427.0 million in total assets, $238.7 million of debt outstanding (including the Company’s SBIC debentures), $185.2 million in net assets as of March 31, 2018 and an average cost of funds of 4.52%, which is the weighted average effective interest rate of the Company’s debt for the three months ended March 31, 2018, and includes the effects of the amortization of deferred debt issuance costs.

(2)

Assumes $433.5 million in total assets, $245.2 million of total debt outstanding (including the Company’s SBIC debentures), $185.2 million in net assets as of March 31, 2018 and an average cost of funds of 4.52%, which is the weighted average effective interest rate of the Company’s debt for the three months ended March 31, 2018, and includes the effects of the amortization of deferred debt issuance costs.

(3)

Assumes $618.7 million in total assets, $423.9 million of total debt outstanding (including the Company’s SBIC debentures), $185.2 million in net assets as of March 31, 2018 and an average cost of funds of 4.52%, which is the weighted average effective interest rate of the Company’s debt for the three months ended March 31, 2018, and includes the effects of the amortization of deferred debt issuance costs.

Based on the Company’s outstanding indebtedness of $238.7 million as of March 31, 2018 and an average cost of funds of 4.52% as of that date, the Company’s investment portfolio must experience an annual return of at least 2.55% to cover annual interest payments on outstanding debt.  Based on assumed outstanding indebtedness of $245.2 million on an assumed 200% asset coverage ratio and an average cost of funds of 4.52%, the Company’s investment portfolio must experience an annual return of at least 2.56% to cover annual interest payments on the total debt outstanding.  Based on assumed outstanding indebtedness of $423.9 million on an assumed 150% asset coverage ratio and an average cost of funds of 4.52%, the Company’s investment portfolio must experience an annual return of at least 3.10% to cover annual interest payments on the total debt outstanding.

The Board also discussed the potential impact that the incurrence of additional leverage may have on the Company’s net assets. If the fair value of the Company’s assets increases, additional leverage could cause net asset value to increase more rapidly than it otherwise would have if the Company did not employ such additional leverage. Conversely, if the fair value of the Company’s investments were to decrease, then the net asset value of the Company would decrease more rapidly than it would have in the absence of the utilization of such additional leverage.

Additional flexibility to make distributions required to maintain the Company’s tax status as a regulated investment company without violating the 1940 Act

The 1940 Act currently prohibits the Company from declaring any dividend or other distribution to holders of any class of capital stock, in the case of debt securities, or Common Stock, in the case of preferred stock, unless its asset coverage with respect to senior securities is at least 200% (other than the Company’s SBIC debentures as permitted by the Company’s exemptive relief). By lowering the asset coverage requirements to 150%, the Company will have additional flexibility, subject to compliance with the covenants under any debt facilities, to pay distributions to Stockholders in order to be eligible for the tax benefits available to a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended. This additional flexibility may be helpful in circumstances where the value of the Company’s assets, and thus the Company’s asset coverage, declines, but the level of the Company’s net investment income remains relatively constant and, as a result, the Company continues to have cash available to make any necessary distributions to Stockholders. If the Company were to fail to make required distributions and no longer qualify as a RIC, the Company would become subject to corporate-level U.S. federal income tax.

Impact on fees payable by the Company to Garrison Capital Advisers

The Company is externally managed by Garrison Capital Advisers pursuant to the Investment Advisory Agreement, and the base management fee payable to Garrison Capital Advisers pursuant to the Investment Advisory Agreement is currently 1.50% of the gross assets of the Company, excluding cash and cash equivalents but including assets purchased with borrowed funds. The Board considered that incurring additional leverage will increase the management fee payable to Garrison Capital Advisers irrespective of the return on the incremental assets but also noted that sourcing additional investment opportunities to deploy any additional capital will require additional time and effort on the part of Garrison Capital Advisers and its investment personnel.  The Board also noted that, if the Proposal is approved by Stockholders, the Company and Garrison Capital Advisers intend to modify the base management fee payable under the Investment Advisory Agreement (a) from an annual rate of 1.50% of the Company’s average gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, at the end of each of the two most recently completed calendar quarters to (b) to an annual rate of 1.50% of the Company's average gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, at the end of each of the two most recently completed calendar quarters; provided, however, the base management fee will be calculated at an annual rate of 1.00% of the average value of the Company’s gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, that exceeds the product of (i) 200% and (ii) the Company’s average net assets at the end of each of the two most recently completed calendar quarters. Total base management fees, however, will increase if this Proposal is approved and the Company incurs additional leverage. For example, if the Company had total assets of $500 million (none of which is invested in cash or cash equivalents) and net assets of $200 million, at the end of each of the two most recently completed calendar quarters, the management fee for the calendar quarter would equal (a) 0.375% multiplied by $400 million (i.e., the maximum total assets with 200% asset coverage requirements), or $1.5 million, plus (b) 0.25% multiplied by $100 million (i.e., the incremental total assets with 150% asset coverage requirements), or $250,000, for a total base management fee of $1.75 million for the quarter.  By contrast, without the change to the structure of the base management fee and following implementation of the 150% asset coverage requirements in March 2019, the base management fee for the quarter would be $1.875 million (assuming Stockholders do not approve the Proposal and the Board does not rescind its approval of the 150% asset coverage requirements).

If the Proposal is not approved by Stockholders, the base management fees will not be reduced as described herein.

As noted above, additional leverage will magnify any positive returns on the Company’s investment portfolio, which would cause the Company’s income to possibly exceed the hurdle rate on the incentive fee payable to Garrison Capital Advisers pursuant to the Investment Advisory Agreement at a lower return on the Company’s investments. Thus, if the Company incurs additional leverage, additional incentive fees may be payable to Garrison Capital Advisers under the Investment Advisory Agreement without any corresponding increase in the Company’s performance. The Board noted that the incentive fee payable by the Company to Garrison Capital Advisers may create an incentive for it to make investments on the Company’s behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement, which could result in higher investment losses, particularly during cyclical economic downturns. The Board also discussed that, if additional leverage were incurred, Garrison Capital Advisers would potentially be able to earn an incentive fee with a lower risk and lower yielding portfolio, which could mitigate this risk.

The following table is intended to assist stockholders in understanding the estimated annual expenses that an investor in the Common Stock would bear, directly or indirectly, assuming that the Company employs leverage such that its asset coverage equals (1) the Company’s actual asset coverage as of March 31, 2018 (204%), (2)  200% (excluding the Company’s SBIC debentures as permitted by the Company’s exemptive relief) and (3)  150% as of March 31, 2018. The Company cautions that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of the Company’s future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, stockholders will indirectly bear these fees and expenses.

Estimated annual expenses (as a percentage of net assets attributable to Common Stock):	Actual asset coverage as of March 31, 2018 (204%)(1)	200% asset coverage(2)	150% asset coverage(3)
Base management fees(4)	3.22%	3.27%	3.99%
Incentive fees payable under Investment Advisory Agreement (20% of pre-incentive fee net investment income and 20% of realized capital gains)(5)	0.00%	0.00%	0.00%
Interest payments on borrowed funds(6)	5.83%	5.99%	10.36%
Other expenses(7)	2.71%	2.71%	2.71%
Total annual expenses	11.76%	11.97%	17.06%

Examples

The following examples demonstrate the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in the Common Stock, assuming (1) actual asset coverage as of March 31, 2018 (204%), (2) hypothetical asset coverage of 200% and (3) hypothetical asset coverage of 150%.  In calculating the following expenses, the Company has assumed that its annual operating expenses remain at the levels set forth in the table above for the respective asset coverage ratio, except for the incentive fee on income payable under the Investment Advisory Agreement.

An investor would pay the following expenses on a $1,000 investment in the Common Stock:	1 year	3 Years	5 Years	10 Years
Based on Actual Asset Coverage as of March 31, 2018 (204%)
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$114	$318	$496	$846
Assuming a 5% annual return (assumes return from only realized capital gains and thus subject to the capital gains incentive fee)	$123	$340	$525	$876
Based on 200% Asset Coverage
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$116	$323	$503	$853
Assuming a 5% annual return (assumes return from only realized capital gains and thus subject to the capital gains incentive fee)	$125	$345	$531	$882
Based on 150% Asset Coverage
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$160	$425	$630	$962
Assuming a 5% annual return (assumes return from only realized capital gains and thus subject to the capital gains incentive fee)	$169	$443	$651	$974

___________

(1)

For purposes of this table, expenses for the “Actual asset coverage as of March 31, 2018 (204%)” column are based on actual expenses incurred for the three months ended March 31, 2018, annualized for a full year.

(2)

For purposes of this table, expenses for the “200% asset coverage” column is based on hypothetical expenses for the three months ended March 31, 2018, which assume a hypothetical asset coverage ratio of 200% (excluding the Company’s SBIC debentures as permitted by the Company’s exemptive relief), the maximum amount of borrowings that currently could be incurred by the Company, annualized for a full year. This information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(3)

For purposes of this table, expenses for the “150% asset coverage” column are based on hypothetical expenses for the three months ended March 31, 2018, which assume a hypothetical asset coverage ratio of 150%, the maximum amount of borrowings that could be incurred by the Company upon effectiveness of the 150% asset coverage requirements to the Company, annualized for a full year. This information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(4)

The base management fee under the Investment Advisory Agreement is based on the Company’s gross assets, excluding cash and cash equivalents but including assets purchased with borrowed funds, at the end of the two most recently completed calendar quarters, and is payable quarterly in arrears. For purposes of the “Actual asset coverage as of March 31, 2018 (204%)” column, the management fee referenced in the table above is based on actual amounts incurred during the three months ended March 31, 2018, annualized for a full year. The estimate of the Company’s base management fees assumes net assets of $185.2 million and leverage of $238.7 million, which reflects the Company’s net assets and leverage as of March 31, 2018.  For purposes of the “200% asset coverage” column, the table above has assumed $433.5 million in gross assets solely as a result of additional leverage to 200% asset coverage (excluding the Company’s SBIC debentures as permitted by the Company’s exemptive relief), none of which is invested in cash or cash equivalents. For purposes of the “150% asset coverage” column, the table above has assumed $618.7 million in gross assets solely as a result of additional leverage to 150% asset coverage, none of which is invested in cash or cash equivalents, and the expected reduction in the base management fee on the incremental total assets as compared to total assets at a 200% asset coverage.  For purposes of the “200% asset coverage” and “150% asset coverage” columns, the Company has assumed that no incremental assets are invested in cash or cash equivalents. The SEC requires that the “Management fees” percentage be calculated as a percentage of net assets attributable to Stockholders, rather than total assets, including assets that have been funded with borrowed monies because Stockholders bear all of this cost.

(5)

As of March 31, 2018, the Company had cumulative net realized and unrealized capital losses in excess of its pre-incentive fee net investment income, resulting in zero cumulative pre-incentive fee net return during the incentive fee look-back period. As a result, as of March 31, 2018, no aggregate incentive fees were payable to Garrison Capital Advisers or would have been payable to Garrison Capital Advisers at either a 200% asset coverage or 150% asset coverage.

(6)

For purposes of the “actual asset coverage as of March 31, 2018 (204%)” column, the borrowing costs included in the table above represent the product of (i) the actual amounts of debt outstanding as of March 31, 2018 and (ii) 4.52% which represents the Company’s weighted average effective interest rate as of March 31, 2018. Deferred debt issuance costs include structuring and other facility fees, as well as legal fees, rating agency fees and all other direct and incremental costs associated with the Company’s borrowings, which costs the Company amortizes fully over the life of the instrument.  The Company expects to continue to use leverage to finance a portion of the Company’s investments in the future, consistent with the rules and regulations under the 1940 Act.  For purposes of the “200% asset coverage” column, the table above multiplies the total assumed debt outstanding of $245.2 million (the maximum amount of borrowings that could be incurred by the Company under the current 200% asset coverage requirements (including the Company’s SBIC debentures as permitted by the Company’s exemptive relief)) by the weighted average interest rate on the debt outstanding as of March 31, 2018. For purposes of the “150% asset coverage” column, the table above multiplies the total assumed debt outstanding of $423.9 million (the maximum amount of borrowings that could be incurred by the Company under the proposed 150% asset coverage requirements (including the Company’s SBIC debentures as permitted by the Company’s exemptive relief)) by the weighted average interest rate on the debt outstanding as of March 31, 2018.

(7)

Includes the Company’s overhead expenses, including its allocable portion of overhead and other expenses incurred by Garrison Capital Administrator.  “Other expenses” are based on estimated amounts for the fiscal year ending December 31, 2018.

The example above should not be considered a representation of the Company’s future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

While the examples assume, as required by the SEC, a 5% annual return, the Company’s performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the examples. The examples assume reinvestment of all dividends and other distributions at net asset value. Participants in the Company’s dividend reinvestment plan will receive a number of shares of the Common Stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of the Common Stock at the close of trading on the valuation date for the distribution.

Other Considerations

The Board also noted that holders of any senior securities, including any additional senior securities that the Company may be able to issue as a result of the reduced asset coverage requirements, will have fixed-dollar claims on the Company’s assets that are superior to the claims of Stockholders. In the case of a liquidation event, holders of these senior securities would receive proceeds to the extent of their fixed claims before any distributions are made to Stockholders, and the issuance of additional senior securities may result in fewer proceeds remaining for distribution to Stockholders if the assets purchased with the capital raised from the issuance of such senior securities decline in value.

The Board also discussed the additional disclosures required upon the modification of the asset coverage requirements. Such additional disclosure includes a requirement to disclose the approval of the 150% asset coverage requirements in a filing with the SEC within five business days of such approval. Following such approval, the Company will be required to include in its quarterly reports on Form 10-Q and annual reports on Form 10-K the principal amount or liquidation preference of its senior securities and its asset coverage ratio as of the date of the most recent financial statements, the fact that the 150% asset coverage had been approved by the Company and the effective date of such approval along with the principal risk factors associated with the Company’s senior securities. The Board noted that such disclosure requirements were not anticipated to be burdensome to the Company.

Based on its consideration of each of the above factors and such other information as the Board deemed relevant, the Board concluded that the Proposal is in the best interests of the Company and Stockholders and recommended that Stockholders approve the Proposal.

The Board unanimously recommends a vote “FOR” the approval of the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Company, which would permit the Company to double the maximum amount of leverage that it is permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150% (without giving effect to any exemptive relief with respect to SBIC debentures).

OTHER BUSINESS

The Board knows of no other matter that is likely to come before the Special Meeting or that may properly come before the Special Meeting, apart from the consideration of an adjournment or postponement.

If there appears not to be enough votes for a quorum or to approve the Proposal, then either the presiding officer of the Special Meeting or Stockholders who are represented in person or by proxy may vote to adjourn the Special Meeting to permit the further solicitation of proxies. The person(s) named as proxies will vote proxies held by them, unless marked to be voted against the Proposal for which an adjournment is sought, for such adjournment.

ANNUAL AND QUARTERLY REPORTS

Copies of the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are available, without charge, on the Company’s website at www.garrisoncapitalbdc.com or upon request by writing to the Company or by calling collect at (212) 372-9590. Please direct your written request to Garrison Capital Inc., c/o Kaitlin Betancourt, Secretary, 1290 Avenue of the Americas, Suite 914, New York, New York 10104. Copies of such reports are also posted and are available without charge on the SEC’s website at www.sec.gov.

DELIVERY OF PROXY MATERIALS

Please note that only one copy of the Proxy Statement may be delivered to two or more Stockholders who share an address unless the Company have received contrary instructions from one or more Stockholders. The Company will deliver promptly, upon request, a separate copy of any of these documents to Stockholders at a shared address to which a single copy of such document(s) was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by writing to the Company or by calling collect at (212) 372-9590. Please direct your written requests to Garrison Capital Inc., c/o Kaitlin Betancourt, Secretary, 1290 Avenue of the Americas, Suite 914, New York, New York 10104.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2019 annual meeting of Stockholders will be held in May 2019, but the exact date, time and location of such meeting have yet to be determined. A Stockholder who intends to present a proposal at the 2019 annual meeting, including nomination of a director, must submit the proposal in writing addressed to Garrison Capital Inc., c/o Kaitlin Betancourt, Secretary, 1290 Avenue of the Americas, Suite 914, New York, New York 10104. Notices of intention to present proposals, including nomination of a director, at the 2019 annual meeting must be received by the Company between November 20, 2018 and 5:00 p.m., Eastern Time, on December 20, 2018. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the 2019 annual meeting unless certain securities law requirements are met. The Company reserves the right to reject, rule out of order or to take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

The Company’s Audit Committee has established guidelines and procedures regarding the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, “Accounting Matters”). Persons with complaints or concerns regarding Accounting Matters may submit their complaints to the Company’s Chief Compliance Officer. Persons who are uncomfortable submitting complaints to the Chief Compliance Officer, including complaints involving the Chief Compliance Officer, may submit complaints directly to the Company’s Audit Committee. Complaints may be submitted on an anonymous basis.

The Chief Compliance Officer may be contacted at:

Garrison Capital Inc.
Attn: Chief Compliance Officer
1290 Avenue of the Americas, Suite 914
New York, New York 10104

The Audit Committee Members may be contacted at:

Garrison Capital Inc.
Attn: Chairman of Audit Committee
Email: GARS@openboard.info
Website: http://www.openboard.info/GARS/
Phone: 1-866-899-9218

You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, you are requested to vote in accordance with the voting instructions in the enclosed proxy card.

By Order of the Board of Directors,

/s/ Kaitlin Betancourt
Kaitlin Betancourt
Secretary

New York, New York

July 12, 2018

GARRISON  CAPITAL  INC.  1290  AVENUE  OF  THE  AMERICAS  SUITE  914  NEW  YORK,  NY  10104    VOTE  BY  INTERNET  -www.proxyvote.com    Use  the  Internet  to  transmit  your  voting  instructions  and  for  electronic  delivery  of  information  up  until  11:59  P.M.  Eastern  Time  the  day  before  the  cut-off  date  or  meeting  date.  Have  your  proxy  card  in  hand  when  you  access  the  web  site  and  follow  the  instructions  to  obtain  your  records  and  to  create  an  electronic  voting  instruction  form.    ELECTRONIC  DELIVERY  OF  FUTURE  PROXY  MATERIALS    If  you  would  like  to  reduce  the  costs  incurred  by  our  company  in  mailing  proxy  materials,  you  can  consent  to  receiving  all  future  proxy  statements,  proxy  cards  and  annual  reports  electronically  via  e-mail  or  the  Internet.  To  sign  up  for  electronic  delivery,  please  follow  the  instructions  above  to  vote  using  the  Internet  and,  when  prompted,  indicate  that  you  agree  to  receive  or  access  proxy  materials  electronically  in  future  years.    VOTE  BY  PHONE  -1-800-690-6903    Use  any  touch-tone  telephone  to  transmit  your  voting  instructions.  Use  the  Internet  to  transmit  your  voting  instructions  and  for  electronic  delivery  of  information  up  until  11:59    P.M.  Eastern  Time  the  day  before  the  cut-off  date  or  meeting  date.  Have  your  proxy  card  in  hand  when  you  call  and  then  follow  the  instructions.  VOTE  BY  MAIL    Mark,  sign  and  date  your  proxy  card  and  return  it  in  the  postage-paid  envelope  we  have  provided  or  return  it  to  Vote  Processing,  c/o  Broadridge,  51  Mercedes  Way,  Edgewood,  NY  11717.    TO  VOTE,  MARK  BLOCKS  BELOW  IN  BLUE  OR  BLACK  INK  AS  FOLLOWS:    KEEP  THIS  PORTION  FOR  YOUR  RECORDS   DETACH  AND  RETURN  THIS  PORTION  ONLY    THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.    Signature(JointOwners)Signature[PLEASESIGNWITHINBOX]DateDate000TheBoardofDirectorsrecommendsyouvoteFORthefollowingproposal:ForAgainstAbstain1.ApprovalofapplicationofthereducedassetcoveragerequirementsinSection61(a)(2)oftheInvestmentCompanyActof1940,asamended,totheCompany,whichwouldpermittheCompanytodoublethemaximumamountofleveragethatitispermittedtoincurbyreducingtheassetcoveragerequirementapplicabletotheCompanyfrom200%to150%(withoutgivingeffecttoanyexemptivereliefwithrespecttoSBICdebentures). NOTE:Suchotherbusinessasmayproperlycomebeforethemeetingoranyadjournmentthereof. Pleasesignexactlyasyourname(s)appear(s)hereon.Whensigningasattorney,executor,administrator,orotherfiduciary,pleasegivefulltitleassuch.Jointownersshouldeachsignpersonally.Allholdersmustsign.Ifacorporationorpartnership,pleasesigninfullcorporateorpartnershipname,byauthorizedofficer.

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com    GARRISON CAPITAL INC. Special Meeting of Stockholders August 14, 2018 10:00 AM This proxy is solicited by the Board of Directors  The stockholders(s) hereby appoint(s) Joseph Tansey and Brian Chase, or either of them, as proxies, each with the power to appoint its substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GARRISON CAPITAL INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at the offices of Garrison Investment Group LP, 1290 Avenue of the Americas, Suite 914, New York, New York 10104, and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side